EXHIBIT 99.1

For More Information Contact:
Investor contact: Ann Thornton (414) 438-6887
Media contact: Kate Venne (414) 358-5176

Brady Corporation elects Board of Directors and declares regular dividend to shareholders

MILWAUKEE (December 3, 2025) -- Brady Corporation (NYSE: BRC) (“Company”) announced that shareholders of the Company’s Class B Common Voting Stock have voted unanimously in favor of the election of the director nominees to a one-year term at the Company’s annual meeting of shareholders held today in Milwaukee.

Elected to the Brady Corporation Board of Directors are:
•Patrick W. Allender, Executive Vice President and Chief Financial Officer (Retired), Danaher Corporation
•Dr. David S. Bem, Vice President of Science and Technology and Chief Technology Officer, PPG Industries, Inc.
•Dr. Elizabeth P. Bruno, President, Brady Education Foundation
•Joanne Collins Smee, Executive Vice President and President of the Americas (Retired), Xerox Corporation
•Deidre E. Cusack, Executive Vice President of Global Products & Solutions (Retired), Dematic
•Anne De Greef-Safft, Group President of the Food Service Equipment Group (Retired), Standex International
•Christopher M. Hix, Chief Financial Officer (Retired), Enovis Corporation
•Vineet Nargolwala, President and CEO (Retired), Allegro MicroSystems, Inc.
•Bradley C. Richardson, Executive Vice President and Chief Financial Officer (Retired), Avient Corporation
•Dr. Michelle E. Williams, Global Group President (Retired), Altuglas International, an affiliate of Arkema S.A.
•Russell R. Shaller, President and Chief Executive Officer, Brady Corporation.

At the Board of Directors meeting on December 2, 2025, the Board declared a dividend to shareholders of the Company’s Class A Common Stock of $0.245 per share, payable on January 30, 2026, to shareholders of record at the close of business on January 9, 2026.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2025, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2025 sales were approximately $1.51 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

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